EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation

                                                    CONTACT: Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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              ENGLOBAL CORPORATION REPORTS FIRST QUARTER RESULTS

HOUSTON, TX, MAY 10, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and systems services, today reported earnings for the three month period ended March 31, 2006, including record first quarter revenue and net income. ENGlobal recorded net income of $1.2 million, or $0.05 per diluted share for the three months ended March 31, 2006, compared to net income of $921,000, or $0.04 per diluted share for the corresponding period in 2005.

First Quarter Highlights:

-    Revenue increased 49% over the first quarter of fiscal 2005
-    Gross profit increased 44% over the first quarter of fiscal 2005
- Net income in the first quarter of fiscal 2006 increased 34% over the first quarter of 2005
- Working capital increased 139% over the first quarter of fiscal 2005, to $26.1 million
- Stockholders' equity increased 97% over the first quarter of fiscal 2005, to $41.3 million

ENGlobal's revenue increased 49% to $66.6 million in the quarter ended March 31, 2006 compared to $44.6 million in the same quarter in 2005. The following table illustrates the composition of the Company's revenue for the quarter ended March 31, 2006:

                                                  Quarter Ended
                                                  March 31, 2006
                                           ----------------------------
                                             Revenue         % of Total
                                         ($ in millions)       Revenue

       1. Detailed-design engineering      $     34.3            51%
       2. Design-build fixed price                5.2             8%
       3. Non-labor procurement and               6.6            10%
          construction
       4. Field services and inspection          16.5            25%
       5. Systems                                 4.0             6%

The Company adopted SFAS No. 123(R) on January 1, 2006, resulting in $85,305 of expense related to stock options in the first quarter, to be included in selling, general and administrative ("SG&A") expenses. Total SG&A expenses as a percent of revenue, including depreciation and amortization, increased 0.1% to 9.2% in the first quarter of 2006 compared to 9.1% in the same period in 2005.


                                    ~ more ~

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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
May 10, 2006
Page 2


Long-term debt on March 31, 2006, as compared to December 31, 2005, increased by $4.7 million. In the first quarter of 2006, the Company increased its outstanding line of credit by $4.3 million for working capital needs, as well as financing the acquisition of Analyzer Technology International, Inc., which was completed in January 2006.

Commenting on the Company's performance, Michael L. Burrow, P.E., President and Chief Executive Officer of ENGlobal, said, "ENGlobal's first quarter results were improved from the prior year period and we are still seeing promising business development opportunities. Given this activity, we believe our results for the balance of the year can be improved in several ways."

"In addition to our active business development program, ENGlobal's growth strategy includes acquiring or organically building businesses that establish new geographical markets and capabilities. Future acquisitions are expected to be larger in scope, although some smaller acquisitions may still be used to add critical mass or strategic capabilities to existing business units. Since our specialty segments are likely to provide better margins, we will focus on building revenues in those segments. Our internal initiatives - automation, polymers, sulfur recovery and renewable fuels - are expected to be profitable in 2006, and we are bidding on a considerable number of projects across North America and internationally."

"For example, automation continues to be an exciting market. ENGlobal Automation Group is already working on several projects, and given our clients' continuing need for original as well as replacement control systems, we see this as a promising opportunity for many years. Similarly, refiners are being driven to expand their use of heavy crude, which combined with ongoing environmental mandates, should provide for a robust sulfur recovery market in the coming years," added Mr. Burrow.

"Management is focused on areas of improvement, specifically our operating margins and cash flows from operating activities. We believe that a combination of our industry's strength and ENGlobal's expertise will drive our business segments to even better results."

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 will be filed with the Securities and Exchange Commission on or before May 15, 2006 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering and systems services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group designs, fabricates, and supports control, instrumentation and analyzer systems utilized in various energy and process-related industries. The Company, with its subsidiaries, now employs over 1,800 employees in 15 offices and occupies over 300,000 square feet of office and manufacturing space. In 2005 and 2004, the Company was named the #1 fastest growing engineering firm in the United States by ZweigWhite and was ranked #2 in 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.



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ENGlobal Corporation Press Release
May 10, 2006
Page 3


Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to secure future contract awards and/or perform work under the contracts efficiently; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.


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ENGlobal Corporation Press Release
May 10, 2006
Page 4

                              FINANCIAL HIGHLIGHTS
                              --------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                    For the Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------

Operating Revenue                                  $     66,627    $     44,629
                                                   ------------    ------------

Operating Expenses:
      Direct cost                                        58,405          38,931
      Selling, general and administrative                 5,698           3,789
      Depreciation and amortization                         403             280
                                                   ------------    ------------
           Total operating expenses                      64,506          43,000
                                                   ------------    ------------

           Operating income                               2,121           1,629

Other Income (Expense):
      Other income                                           22              29
      Interest income (expense), net                       (162)           (197)
                                                   ------------    ------------

Income before Provision for Income Taxes                  1,981           1,461

Provision for Income Taxes                                  747             540
                                                   ------------    ------------

Net Income                                         $      1,234    $        921
                                                   ============    ============

Net Income Per Common Share:
      Basic                                        $       0.05    $       0.04
      Diluted                                      $       0.05    $       0.04

Weighted Average Shares Used in Computing
Net Income Per Share:

      Basic                                          26,332,602      23,500,064
      Diluted                                        27,246,347      24,012,375

Selected Balance Sheet Information (in thousands):

                                                       As of
                                            -----------------------------
                                            Mar. 31, 2006   Dec. 31, 2005
                                            -------------   -------------

      Cash                                     $    20         $   159
      Working capital                           26,062          21,826
      Property and equipment, net                6,964           6,861
      Total assets                              80,474          75,936
      Long-term debt, net of current portion     9,910           5,228
      Stockholders' equity                      41,314          39,865
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